Exhibit 99.11

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D, and any amendments thereto, with respect to the shares of common stock, par value $0.0001 per share, beneficially owned by each of them of Empeiria Acquisition Corp. The obligations of the undersigned under this Joint Filing Agreement shall terminate upon the termination of that certain Voting Agreement, dated December 14, 2012, among the undersigned.

This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned execute this Joint Filing Agreement as of the 10th day of January, 2013.

EMPEIRIA INVESTORS LLC

By:	/s/ Alan B. Menkes
Name:	Alan B. Menkes
Title:	Authorized Agent

IDE HOLDERS

/s/ Stephen D. Cope
Name: Stephen D. Cope

/s/ Ronald Moreau
Name: Ronald Moreau

/s/ Eric Storm
Name: Eric Storm

/s/ Richard Dodson
Name: Richard Dodson

/s/ Jeff Sweet
Name: Jeff Sweet

/s/ Stephen K. Cope
Name: Stephen K. Cope

/s/ Kelly Cook
Name: Kelly Cook

/s/ Vicki L. Cope
Name: Vicki L. Cope

/s/ Lauren A. Little
Name: Lauren A. Little

/s/ Bruce Burnham
Name: Bruce Burnham

/s/ Greg Kimbrough
Name: Greg Kimbrough

SDC MANAGEMENT SERVICES, LLC

By:	/s/ Stephen D. Cope
Name:	Stephen D. Cope
Title:	Authorized Officer

Signature Page to Joint Filing Agreement